Exhibit 99.1

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UMPQUA BANK ANNOUNCES CONSOLIDATION
OF 27 STORES AS PART OF MERGER INTEGRATION

Portland, Ore. – June 23, 2014 – Umpqua Bank, a subsidiary of Umpqua Holdings Corporation (NASDAQ:UMPQ), today announced that it will be consolidating 27 stores this year as a result of its April 2014 merger with Sterling Financial Corporation. Store consolidations will begin in September and continue through the end of 2014. Umpqua has notified all customers affected by these consolidations, and will be automatically transferring customer accounts to the most convenient store, most of which are less than a mile from the previous location.
“The decision to consolidate a limited number of store locations was one that we considered carefully from the moment we first explored merging with Sterling,” said Ray Davis, president and CEO of Umpqua Bank. “Our consolidated footprint will provide customers with the convenience of more than 350 locations while minimizing the impact on our people, customers and communities.”
At this time, no additional store consolidations have been finalized, although a number of stores are still under review for potential consolidation in 2015.
About Umpqua Bank
Umpqua Bank, headquartered in Roseburg, Ore., is a subsidiary of Umpqua Holdings Corporation, and has locations across Idaho, Washington, Oregon, California and Northern Nevada. Umpqua Bank has been recognized for its innovative customer experience and banking strategy by national publications including The Wall Street Journal, The New York Times, BusinessWeek, Fast Company and CNBC. The company has been recognized for the past eight years in a row on FORTUNE magazine’s list of the country’s “100 Best Companies to Work For,” and was recently named by The Portland Business Journal the Most Admired Financial Services Company in Oregon for the ninth consecutive year. In addition to its retail banking presence, Umpqua Bank owns Financial Pacific Leasing, Inc., a nationally-recognized commercial finance company that provides equipment leases to small businesses.

Umpqua Holdings also owns a retail brokerage subsidiary, Umpqua Investments, Inc., which offers services through Umpqua Bank stores and in dedicated offices throughout Oregon. Umpqua’s Wealth Management Division serves high net worth individuals and nonprofits by providing customized financial solutions and offerings. Umpqua Holdings Corporation is headquartered in Portland, Ore. For more information, visit http://www.umpquabank.com.

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to various risk factors, including those set forth from time to time in our filings with the SEC. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements. In this press release we make forward-looking statements regarding the timing and number of store consolidations. Specific risks that could cause results to differ from the forward-looking statements are set forth in our filings with the SEC.
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